Exhibit 99.1
Dean Foods Announces the Retirement of Board Member John S. Llewellyn
DALLAS, December 22— Dean Foods Company (NYSE: DF) announced today that John S. Llewellyn, Jr. will retire from the Company’s Board of Directors in May 2007 after many years of distinguished service.
Mr. Llewellyn served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. from 1988 until his retirement in 1997. He was elected to the Board of Directors in connection with Dean Foods’ acquisition of Legacy Dean in December 2001. Mr. Llewellyn had served on the Board of Directors of Legacy Dean since 1994.
“On behalf of Dean Foods’ Board of Directors, I sincerely thank Jack for his years of dedication and commitment to the company,” said Gregg Engles, Dean Foods Chairman and Chief Executive Officer. “His leadership, extraordinary loyalty and vision have been invaluable and have guided Dean Foods and legacy Dean during periods of tremendous growth and expansion.”
Mr. Llewellyn’s retirement from Dean Foods’ Board is expected to become effective at the Company’s Annual Meeting of Shareholders in May 2007.
ABOUT DEAN FOODS
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk(R) soymilk, Horizon Organic(R) milk and other dairy products and International Delight(R) coffee creamers. WhiteWave Foods’ Rachel’s Organic(R) brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
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Contact:
Marguerite Copel
Vice President, Corporate Communications
(214)-271-1273
Barry Sievert
Senior Director, Investor Relations
(214) 303-3437